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                                                                     EXHIBIT 4.4


                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                VERITAS DGC INC.


Veritas DGC Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the board of directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended as follows:

         Article IV, Section 1, shall be and read in its entirety as follows:

         "Section 1. The aggregate number of shares that the Corporation will have authority to issue is 79,500,000, of which 78,500,000 will be shares of common stock, par value $.01 per share ("Ordinary Shares"), and 1,000,000 will be shares of preferred stock, par value $.01 per share ("Preferred Stock")."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Larry L. Worden, its Vice President, General Counsel and Secretary, this 3rd day of December, 2003.



                                    --------------------------------------------
                                    Larry L. Worden
                                    Vice President, General Counsel & Secretary